Exhibit 10.1

Weatherford International plc
2020 Long-Term Cash Incentive Plan

(Adopted by the Board of Directors April 20, 2020)

Weatherford International plc, an Irish public limited company, and its successors (“Weatherford” or the “Company”), hereby establishes the Weatherford International plc 2020 Long-Term Cash Incentive Plan (as amended, restated, or otherwise modified from time to time, the “Plan”), effective as of January 1, 2020 (the “Effective Date”).
SECTION 1 – PURPOSE
The purpose of the Plan is to enable Weatherford to (i) provide incentives that align the interests of the key executives and certain senior management who contribute to the Company’s long term success and (ii) and increase such persons stakes in the future growth and profitability of the Company.
SECTION 2 – DEFINITIONS
“Act” shall mean the U.S. Securities and Exchange Act of 1934, as amended, or any successor thereto, and the rules and regulations promulgated thereunder.
“Affiliate” shall mean with respect to the Company, any Person directly or indirectly controlling, controlled by, or under common control with, the Company or any other Person designated by the Committee in which the Company or an Affiliate has an interest. The Committee shall have the authority to determine the time or times at which “Affiliate” status is determined within the foregoing definition.
“Award Agreement” means a written agreement evidencing the terms and conditions of an individual Cash Award granted under the Plan. Each Award Agreement shall be subject to the terms and conditions of the Plan.
“Board of Directors” shall mean the Board of Directors of the Company.
“Cause” shall mean, (i) the Company or any member of the Weatherford Group having “Cause” to terminate the Participant’s employment, as defined in any employment agreement between the Participant and any member of the Weatherford Group in effect at the time of such termination or (ii) in the absence of any such employment agreement (or the absence of any definition of “Cause” contained therein), the Participant’s (A) commission of, conviction for, plea of guilty or nolo contendere to a felony or a crime involving moral turpitude, or other material act or omission involving dishonesty or fraud, (B) engaging in conduct that constitutes fraud or embezzlement, (C) engaging in conduct that constitutes gross negligence or willful gross misconduct that results or could reasonably be expected to result in harm to any member of the Weatherford Group’s business or reputation, (D) breach of any material terms of written agreement between the Company and the Participant, (E) willful neglect in the performance of Participant’s duties on behalf of the Weatherford Group or willful or repeated failure or refusal to perform the Participant’s duties on behalf of the Weatherford Group or (F) violation of any material policy of any member of the Weatherford Group, including, but not limited to, those relating to discrimination,

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harassment, performance of illegal or unethical activities, and ethical misconduct; provided, in any case, the Participant’s resignation after an event that would be grounds for a termination of employment for Cause will be treated as a termination of employment for Cause hereunder. Any determination of whether Cause exists shall be made by the Committee in its sole discretion.
“Cash Award” shall mean a long-term cash incentive award, the payment of which is based (i) thirty percent (30%) on time vesting and (ii) seventy percent (70%) on the achievement of Performance Goals with respect to the Performance Period.
“Clawback Policy” shall mean the Company’s Executive Compensation Clawback Policy, as in effect from time to time and as may be amended from time to time.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Committee” shall mean the Compensation Committee of the Board of Directors.
“Disability” shall mean, unless otherwise provided in an Award Agreement or determined by the Committee, the Participant would qualify to receive benefit payments under the long-term disability plan or policy, as it may be amended from time to time, of the member of the Weatherford Group to which the Participant provides service, regardless of whether the Participant is covered by such plan or policy, or the plan or policy of the Company, if such member of the Weatherford Group does not maintain such a plan or policy. A Participant shall not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Committee in its discretion. Notwithstanding the foregoing, with respect to an Award that is subject to Section 409A where the Award will be paid by reference to the Participant’s Disability, solely for purposes of determining the timing of payment, no such event will constitute a Disability for purposes of the Plan or any Award Agreement unless such event also constitutes a “disability” as defined under Section 409A.
“Entity” shall mean any corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization or other business entity.
“Good Reason” shall mean the Participant having “Good Reason” to terminate the Participant’s employment, as defined in any written agreement between the Participant and the Company in effect at the time of such termination. If a Participant does not have a written agreement in effect at the time of such termination that contains a definition of “Good Reason”, then this Plan, including, but not limited to, Section 7.2, shall be read without reference to “Good Reason” with respect to such Participant’s Cash Award.
“Participant” shall mean (i) any (A) executive officer of the Company; and (B) other non-executive officer or member of senior management of the Company or an Affiliate approved by the Committee or Board, in its sole discretion, in consultation with management of the Company, (ii) who is provided with and executes and delivers to the Company an Award Agreement hereunder and any other required or supporting documentation contemplated thereby.

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“Performance-Based Award” shall mean the portion of the Cash Award, the payment of which is contingent on the achievement of Performance Goals with respect to the Performance Period.
“Performance Criteria” shall mean, for the Performance Period (i) Return on Capital Employed and (ii) Free Cash Flow, each as defined in Exhibit A attached hereto.
“Performance Goals” shall mean, for the Performance Period, the goals established by the Committee for each of the Performance Criteria, which include a threshold level of performance, target level of performance and maximum level of performance, as set forth on Exhibit A attached hereto.
“Performance Period” shall mean the three (3) year period commencing on January 1, 2020 and ending December 31, 2022, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to the Performance-Based Award (as defined herein).
“Performance-Vested Award” shall mean the portion of the Performance-Based Award eligible for payment determined in accordance with Section 5.4.
“Person” means a "person" as such term is used for purposes of Section 3(a)(9) of the Act, as modified and used in Sections 13(d) thereof, except that such term shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under a benefit plan of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering by the Company of such securities, or (iv) an Entity owned, directly or indirectly, by the shareholders of the Company in the same proportions as their ownership of the Shares of the Company.
“Section 409A” shall mean Section 409A of the Code, as amended, or any successor thereof, and the rules and regulations promulgated thereunder.
“Shares” shall mean ordinary shares in the capital of the Company, nominal value $0.001 per ordinary share.
“Subsidiary” shall mean any company, corporation, partnership, association, joint stock company, limited liability company, trust, unincorporated organization or any other entity or organization (i) in which fifty percent (50%) or more of the securities having ordinary voting power for the election of directors (or other governing body) is owned, directly or indirectly, by the Company or (ii) in which the Company may direct or cause the direction of the management and policies of the controlled entity, whether through the ownership of voting securities, by contract or otherwise.
“Weatherford Group” shall mean the Company and its Subsidiaries.

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SECTION 3 – ELIGIBILITY
Individuals who are eligible to participate in the Plan shall be (i) those executive officers of the Company; and (ii) other non-executive officer or member of senior management of the Company or an Affiliate approved by the Committee or Board, in its sole discretion, in consultation with management of the Company.
SECTION 4 – ADMINISTRATION
4.1 Administration by the Committee
This Plan will be administered by the Committee.
4.2 Authority of the Committee
Subject to the terms of the Plan and applicable laws, and in addition to other express powers and authorizations conferred by the Plan, the Committee shall have the authority:

(i)	to construe and interpret the Plan and apply its provisions;

(ii)
to prescribe, amend and rescind rules, regulations and procedures relating to its administration and to make all other determinations necessary or advisable for administration of the Plan and to implement the intent of the Plan;

(iii)	to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purpose of the Plan;

(iv)	to determine when Cash Awards are to be granted under the Plan;

(v)	from time to time to select, subject to the limitations set forth in the Plan, those Participants to whom Cash Awards should be granted;

(vi)	to prescribe the terms and conditions of each Cash Award and to specify those provisions of the Award Agreement, which need not be identical for each Participant, related to such grant;

(vii)	to establish the Performance Periods over which performance will be measured;

(viii)	to select the Performance Criteria that will be used to establish the Performance Goals;

(ix)	to establish the Performance Goals;

(x)	to determine the satisfaction of Performance Goals and payment of Cash Awards;

(xi)
to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Cash Award granted under, the Plan; and

(xii)	to exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the Plan.

All decisions by the Committee shall be made in the Committee's sole discretion, and shall be final and binding on all persons having or claiming any interest in this Plan or in any Cash Award (including, but not limited to, Participants and their beneficiaries or successors).

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4.3 Delegation
The Committee, in its sole discretion, may delegate administrative and ministerial duties under this Plan to one or more directors and/or officers of the Company.
4.4 Reliance on Reports
Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made or advice provided by the independent public accountant or other advisors of the Weatherford Group and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than himself or herself.
SECTION 5 – CASH AWARDS AND VESTING
5.1 Cash Award Value
For each Cash Award, the Committee shall specify the award value amount, which shall be expressed as a dollar amount and shall be set forth in the Participant’s applicable Award Agreement (the “Cash Award Value”).
5.2 Cash Award Vesting
Each Cash Award will vest as follows:

(i)
30% of the Cash Award Value will be time-based and shall vest in substantially equal installments on each of: (a) the award date as set forth in the applicable Award Agreement; (b) January 1, 2021, and (c) January 1, 2022 (the “Time-Vested Award”);

(ii)	35% of the Cash Award Value will be contingent on the achievement of the Performance Goals for Return on Capital Employed and shall vest at the conclusion of the Performance Period; and

(iii)	35% of the Cash Award Value will be contingent on the achievement of Performance Goals for Free Cash Flow and shall vest at the conclusion of the Performance Period.
5.3 Performance Criteria; Performance Goals
The Performance-Based Award will be subject to the Performance Criteria and Performance Goals described in Exhibit A, attached hereto.
The annual Performance Goals for Free Cash Flow shall be determined by the Committee, in its sole discretion, within [ninety (90)] days of the beginning of each calendar year, and shall be communicated to the Participant in writing. The Performance Goals for Free Cash Flow for the 2020 calendar year are set forth in Exhibit A, attached hereto.

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5.4 Performance-Based Award Determination
Following the completion of the Performance Period, the Committee shall review and determine the extent to which the Performance Goals have been achieved and shall then determine the size of the each Participant’s Performance-Vested Award for the Performance Period.
SECTION 6 – PAYMENT OF CASH AWARD
6.1 Employment Requirement
Except as otherwise provided in Section 7 of the Plan, a Participant must be continuously employed by the Company or a member of the Weatherford Group on the Payment Date (as defined below) to be eligible for payment in respect of a Cash Award.
6.2 Achievement of Performance Goal Requirement
A Participant shall be eligible to receive payment in respect of the Performance-Based Award to the extent that the Performance Goal(s) for such period are achieved.
6.3 Form of Payments
All Cash Awards and payments in respect thereof shall be paid in cash and in the currency in which the Participant is ordinarily paid.
6.4 Timing of Payments
Subject to Sections 6.1, 7 and 10.5 hereof, each Cash Award shall be paid as follows:

(i)
payments in respect of the Time-Vested Award shall be paid in a single lump sum to Participants as soon as administratively practicable following the applicable vesting date but in no event later than thirty (30) days following the applicable vesting date; and

(ii)
payments in respect of the Performance-Vested Award shall be paid to Participants in a single lump sum as soon as administrable practicable following the determination pursuant to Section 5.4 but in no event later than ninety (90) days following the end of the calendar year during which the Performance Period is completed (any such actual date of payment, a “Payment Date”).

SECTION 7 – TERMINATION OF EMPLOYMENT
7.1 Termination of Employment Due to Death or Disability
Subject to Section 7.5 hereof and unless the Participant’s Award Agreement provides otherwise, in the event of a termination of the Participant’s employment with the Weatherford Group on account of the Participant’s death or by any member of the Weatherford Group on account of the Participant’s Disability, in either case, subject, in each case, to the Participant’s or the Participant’s estate, as the case may be, execution, delivery, and non-revocation, to the extent applicable, of a general release of claims on such

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terms and such conditions and subject to such provisions as are reasonably determined by the Company and any revocation period applicable to such release expiring no later than the sixtieth (60th) day following such date of termination (the “Release Requirement”), (i) any unvested portion of the Time-Based Award, if any, shall vest as of the date of termination and (ii) the Participant shall be eligible to receive payment in respect of any portion of the Cash Award (including pursuant to clause (i) above) that is vested but not yet paid as of the date of termination. Any such payment pursuant to this Section 7.1 shall be made in accordance with Section 6.3 and shall be paid in full on the first regularly scheduled payroll date to occur immediately following the sixtieth (60th) day after the date of such termination, but in no event later than ninety (90) days following the end of the calendar year during which such date of termination occurs (any such actual date of payment, the “Death/Disability Payment Date”). On the Death/Disability Payment Date, the Participant’s Cash Award shall be automatically cancelled and the Participant shall have no further rights to any payment in respect of such Cash Award.
If the Participant or Participant’s estate, as applicable does not satisfy the Release Requirement, the Participant or the Participant’s estate, as applicable, shall not be entitled to any of the foregoing, the Cash Award held by the Participant shall be forfeited in its entirety (whether or not vested), and the Participant shall have no further rights hereunder or thereunder, including, but not limited to, any rights under the Participant’s Award Agreement and any rights to any payment in respect of the Cash Award, including, but not limited to, any portion of the Participant’s Cash Award that has not yet been paid to the Participant.
7.2 Termination of Employment without Cause or for Good Reason

Subject to Section 7.5 hereof and unless the Participant’s Award Agreement provides otherwise, in the event of a termination of the Participant’s employment by any member of the Weatherford Group without Cause (other than due to death or Disability) or by the Participant for Good Reason, in either case, subject, in each case, to the Release Requirement, (i) a pro-rated portion of the next unvested tranche of the Time-Based Award, if any, shall vest as of the date of termination, which such pro-rated portion, if any, shall be determined by multiplying the next unvested tranche of the Time-Base Award by a fraction, the numerator of which is the number of days elapsed from the immediately preceding vesting date through the Participant’s date of termination and the denominator of which is the number of days from the immediately preceding vesting date through the next scheduled vesting date, and (ii) the Participant shall be eligible to receive payment in respect of any portion of the Cash Award (including pursuant to clause (i) above) that is vested but not yet paid as of the date of termination. Any such payment pursuant to this Section 7.2 shall be made in accordance with Section 6.3 and shall be paid in full on the first regularly scheduled payroll date to occur immediately following the sixtieth (60th) day after the date of such termination, but in no event later than ninety (90) days following the end of the calendar year during which such date of termination occurs (any such actual date of payment, the “Qualifying Termination Payment Date”). On the Qualifying Termination Payment Date, the Participant’s Cash Award shall be automatically cancelled and the Participant shall have no further rights to any payment in respect of such Cash Award.

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If the Participant does not satisfy the Release Requirement, the Participant shall not be entitled to any of the foregoing, the Cash Award held by the Participant shall be forfeited in its entirety (whether or not vested), and the Participant shall have no further rights hereunder or thereunder, including, but not limited to, any rights under the Participant’s Award Agreement and any rights to any payment in respect of the Cash Award, including, but not limited to, any portion of the Participant’s Cash Award that has not yet been paid to the Participant.
7.3 Termination of Employment without Good Reason

Subject to Section 7.5 hereof and unless the Participant’s Award Agreement provides otherwise, in the event of a termination of the Participant’s employment by the Participant without Good Reason, the Participant shall be eligible to receive payment in respect of any portion of the Cash Award that is vested but not yet paid as of the date of termination. Any such payment pursuant to this Section 7.3 shall be made in accordance with Sections 6.3 and 6.4 hereof. On the Payment Date, the Participant’s Cash Award shall be automatically cancelled and the Participant shall have no further rights to any payment in respect of such Cash Award.

7.4 Termination of Employment for Cause

If a Participant’s employment with any member of the Weatherford Group is terminated for Cause, the Cash Award held by the Participant, shall be forfeited as of the date of termination in its entirety (whether or not vested), and the Participant shall have no further rights hereunder or thereunder, including, but not limited to, any rights under the Participant’s Award Agreement and any rights to any payment in respect of the Cash Award, including, but not limited to, any portion of the Participant’s Cash Award that has not yet been paid to the Participant.

7.5 Forfeiture.

Notwithstanding anything herein to the contrary, in the event of the Participant’s breach of any restrictive covenant, including, but not limited to, any non-competition, non-solicitation, confidentiality, and non-disparagement covenants, the Participant has agreed to or is bound by with respect to the Company or any Affiliate, the Cash Award held by the Participant, shall be forfeited effective as of the date of such breach in its entirety (whether or not vested), and the Participant shall have no further rights hereunder or thereunder, including, but not limited to, any rights under the Participant’s Award Agreement and any rights to any payment in respect of the Cash Award, including, but not limited to, any portion of the Participant’s Cash Award that has not yet been paid to the Participant.

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SECTION 8 – RIGHTS OF PARTICIPANTS AND BENEFICIARIES
8.1 Status as a Participant or Beneficiary
Neither status as a Participant or beneficiary shall be construed as a commitment that any Cash Award will be paid or payable under the Plan.
8.2 Employment at Will
Nothing contained in the Plan or Award Agreement hereunder or in any document related to the Plan shall confer upon any Participant any right to continue as an employee or in the employ of the Company or an Affiliate or constitute any contract or agreement of employment for a specific term or interfere in any way with the right of the Company or an Affiliate to reduce such person’s compensation, to change the position held by such person or to terminate the employment of such person, with or without Cause.

8.3 Non-transferability

No benefit payable under, or interest in, this Plan or any Award Agreement hereunder shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any such attempted action shall be void ab initio and no such benefit or interest shall be, in any manner, liable for, or subject to, debts, contracts, liabilities or torts of any Participant or beneficiary. Except as expressly provided by the Committee, the rights and benefits under the Plan shall not be transferrable or assignable by the Participant other than by will or the laws of descent and distribution.

8.4 Nature of Plan

No Participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset of the Company or any Affiliate by reason of any Cash Award hereunder. There shall be no funding of any benefits which may become payable hereunder. Nothing contained in the Plan (or in any document related thereto), nor the creation or adoption of the Plan, nor any action taken pursuant to the provisions of the Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company or an Affiliate and any Participant, beneficiary or other person. To the extent that a Participant, beneficiary or other person acquires a right to receive payment with respect to a Cash Award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company or other employing entity, as applicable. All amounts payable under the Plan shall be paid from the general assets of the Company or employing entity, as applicable, and no special or separate fund or deposit shall be established and no segregation of assets shall be made to assure payment of such amounts. Nothing in the Plan shall be deemed to give any employee any right to participate in the Plan except in accordance herewith.

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SECTION 9 – AMENDMENT AND TERMINATION

Notwithstanding anything herein to the contrary, the Committee may, at any time, terminate or, from time to time amend, modify or suspend the Plan; provided, however, that, no termination, amendment, modification or suspension shall adversely affect the rights of any Participants to Cash Awards allocated prior to such termination, amendment, modification or suspension without the prior consent of the Participants affected.

SECTION 10 – MISCELLANEOUS

10.1 Tax Withholding
The Company or employing entity of the Participant shall have the right to right to deduct or withhold from any amount deliverable under the Plan or any Award Agreement any Federal, state, local or foreign withholding taxes required by law to be withheld and to take such other action as the Committee may deem advisable to enable the Company or employing entity to satisfy obligations for the payment of withholding taxes and other tax obligations relating to the Cash Award.
10.2 Headings; Gender and Number.
Headings of Articles and Sections are included for convenience of reference only and do not constitute part of this Plan and shall not be used in construing the terms of this Plan. If the context requires, words of one gender when used in this Plan or any Award Agreement shall include the other and words used in the singular or plural shall include the other.
10.3 Consent to Dispute Resolution
Participation in the Plan constitutes consent by the Participant to be bound by the Company’s designated dispute resolution processes, which shall in substance require that all disputes arising out of or in any way related to employment with the Company or its Affiliates, including any disputes concerning the Plan or Award Agreement hereunder, be resolved exclusively through such program, which shall include binding arbitration as the last step.
10.4 Governing Law

The Plan, the Award Agreements thereunder, and all related documents shall be governed by, and construed in accordance with the laws of the State of Texas, without giving effect to the principles of conflicts of law thereof.

10.5 Clawback Policy

Any Cash Award received by the Participant shall be subject to the provisions of the Company’s Clawback Policy. The Clawback Policy enables recoupment of performance-based compensation that is paid but is subsequently determined not to have been earned because financial results of the Company are restated and the clawback of incentive compensation if the Participant has engaged in detrimental activity.

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10.6 Severability

If any provision of the Plan or Award Agreement hereunder shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of the Plan or Award Agreement; instead, each provision shall be fully severable and the Plan and Award Agreements shall be construed and enforced as if said illegal, invalid or unenforceable provision had never been contained herein or therein.

10.7 Successor

All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

10.8 Relationship to Other Benefits

No payment under the Plan or any Award Agreement shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan or arrangement or related agreement of the Company or any Affiliate, except as otherwise specifically provided in such other plan or arrangement or related agreement.

10.9 Section 409A of the Code

To the extent applicable, it is intended that the Plan and all Cash Awards hereunder comply with or be exempt from the requirements of Section 409A. Accordingly, to the maximum extent permitted, the Plan and the Cash Awards hereunder shall be interpreted either to be exempt from the provisions of Section 409A or in compliance therewith. Any reservation of rights or discretion by the Company or the Committee hereunder affecting the timing of payment of any Cash Award subject to Section 409A will only be as broad as is permitted by Section 409A. Anything contrary in this Plan notwithstanding, if a Cash Award constitutes an item of deferred compensation subject to Section 409A and becomes payable by reason of a Participant’s termination of employment, it shall not be paid to the Participant unless the Participant’s termination of employment constitutes a “separation from service” (within the meaning of Section 409A). In addition, no such payment or distribution shall be made to the Participant prior to the earlier of (a) the expiration of the six-month period measured from the date of the Participant’s separation from service or (b) the date of the Participant’s death, if the Participant is deemed at the time of such separation from service to be a “specified employee” (within the meaning of Section 409A) and to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A. Except as provided in an Award Agreement, all payments which had been delayed pursuant to the immediately preceding sentence shall be paid to the Participant in a lump sum upon expiration of such six-month period (or, if earlier, upon the Participant’s death). Each payment in a series of payments made under this Plan and any Cash Awards granted hereunder shall be deemed to be a separate payment for purposes of Section 409A.

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Notwithstanding the foregoing, (i) neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any additional liability, tax or penalty on any Participant or beneficiary under Section 409A and (ii) neither the Committee (or any member thereof) nor any member of the Weatherford Group (or any employee, director or officer thereof) guarantees that this Plan, or any Cash Award or Award Agreement hereunder complies with, or is exempt from, Section 409A and none of the foregoing shall have any liability with respect to any failure to so comply or to be so exempt.

Dated: April 20, 2020

/s/ Ellen Y. Chin
Ellen Y. Chin
Senior Vice President and
Chief Human Resources Officer

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Exhibit A

Performance Criteria Applicable to Performance-Based Award

[Intentionally omitted]

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